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                                                                  EXHIBIT 99.1


BELDEN & BLAKE CORPORATION
NEWS RELEASE

5200 Stoneham Road o North Canton, Ohio 44720 o (330) 499-1660 o FAX (330) 497-5463

CONTACT: Patricia A. Harcourt                        FOR IMMEDIATE RELEASE
         Vice President, Administration              February 9, 2004
         E-mail: pharcourt@beldenblake.com

          BELDEN & BLAKE REPORTS SIGNIFICANT WILDCAT DISCOVERIES IN THE APPALACHIAN TRENTON/BLACK RIVER TREND AND PLANNED 2004 DRILLING IN THE AREA

         NORTH CANTON, OH -- Belden & Blake Corporation announced that it has successfully drilled a Trenton/Black River well in Chemung County, New York. On a two-hour test, the Curren #1 well flowed at 20.5 million cubic feet (MMcf) of natural gas per day with a flowing pressure of 1,375 pounds per square inch
(psi). The 11,500-foot well was drilled to the Trenton/Black River formation. The Company is currently installing a pipeline and expects to begin producing the well within the next 30 days. Following a pipeline expansion scheduled for completion this summer, the Curren #1 well is expected to produce between 6 and 10 MMcf of natural gas per day. Belden & Blake owns a 49.3% working interest in the well.

         Belden & Blake also announced the earlier successful completion of a second exploratory well in the Trenton/Black River trend in New York. The Harndon #1 well is on production and is currently producing at a 3.5 MMcf of natural gas per day rate with 2,500 psi of flowing pressure. Upon completion of the summer pipeline expansion, the well is expected to produce between 4 and 5 MMcf of natural gas per day. The Company owns a 44.6% working interest in the well.

         The Company also announced as part of its 2004 capital investment plan that it expects to drill 2 additional exploratory and up to 4 additional development wells in the immediate area during 2004. It is expected that the gross cost of a typical vertical well bore will be $2.0 million.

         The information in this release includes forward-looking statements that are made pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of Belden & Blake are subject to a number of risks and uncertainties which may cause the Company's actual results in future periods to differ materially from the forward-looking statements contained herein. These risks and uncertainties include, but are not limited to, the Company's access to capital, the market demand for and prices of oil and natural gas, the Company's oil and gas production and costs of operation, results of the Company's future drilling activities, the uncertainties of reserve estimates and environmental risks. These and other risks are described in the Company's 10-K and 10-Q reports and other filings with the Securities and Exchange Commission.

         Belden & Blake Corporation engages in the exploration, development and production of natural gas and oil, and the gathering of natural gas in the Appalachian and Michigan Basins (a region which includes Ohio, Pennsylvania, New York, and Michigan).

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